EX-28.h.1.v

AMENDMENT

TO

TRANSFER AGENCY SERVICES AGREEMENT

This Amendment To Transfer Agency Services Agreement, dated as of February 27, 2012 (“Amendment”), is being entered into by and between BNY Mellon Investment Servicing (US) Inc. (“BNYM”) and Bridgeway Funds, Inc. (the “Fund”).

Background

BNYM, under its former name PNC Global Investment Servicing (U.S.) Inc., and the Fund entered into a Transfer Agency Services Agreement, effective February 20, 2010, and four amendments thereto dated February 20, 2010 through February 27, 2012 (collectively, the “Amended Agreement”).

Terms

In consideration of the mutual covenants contained herein and other good and valuable consideration, receipt of which is hereby acknowledged, the parties intending to be legally bound agree as set forth above and as follows:

1.	Modifications to Amended Agreement. The Amended Agreement is amended as follows:

(a) The phrase “PNC Global Investment Servicing (U.S.) Inc.” shall be deleted each place it appears and be replaced by the phrase “BNY Mellon Investment Servicing (US) Inc.”; the term “PNC” shall be deleted each place it appears and be replaced by the term “BNYM”; and any references to the phrase “The PNC Financial Services Group, Inc.” shall be deleted and be replaced by the phrase “The Bank Of New York Mellon Corporation”.

(b) Appendix A is amended by adding the following to the end thereof:

“Original Agreement” means the Transfer Agency Services Agreement, entered into as of December 30, 2009 and effective as of February 20, 2010, between the Fund and BNYM (under its former name PNC Global Investment Servicing (U.S.) Inc.).

“Amendments” means the amendments to the Original Agreement listed on Exhibit C hereto.

“Current Amendment” means the last Amendment listed on Exhibit C.

“Prior Amendments” means all Amendments with the exception of the Current Amendment.

“Amended Agreement” means the Original Agreement as amended by the Prior Amendments.

“Agreement” means the Original Agreement as amended by all Amendments.

(c) Section 20(a) is deleted and replaced in its entirety with the following:

The Original Agreement and all Amendments, including all Exhibits and Appendices thereto, constitute the final, complete, exclusive and fully integrated record of the agreement reached by the parties with respect to the subject matter therein and supersede all prior and contemporaneous proposals, agreements, contracts, representations, and understandings, whether written or oral, between the parties with respect to the same subject matter; provided, however, the rights and obligations of the parties under the Agreement as of any particular date during its effectiveness shall be determined exclusively by reference to the terms of the Agreement as it may have been cumulatively amended through such determination date (for purposes of clarity: an Amendment shall apply on and after its effective date and shall not have or be given retroactive application unless retroactive application, in whole or in part, is expressly provided for therein).

(d) A new Section 21 shall be added which reads in its entirety as follows:

21. Massachusetts Privacy Regulation.

BNYM agrees to implement and maintain appropriate security measures to protect “personal information”, as that term is defined in 201 CMR 17.00: Standards For The Protection Of Personal Information Of Residents Of The Commonwealth (“Massachusetts Privacy Regulation”), consistent with the Massachusetts Privacy Regulation and any applicable federal regulations.

(e) A new Exhibit C shall be added which reads in its entirety as set forth on the Exhibit C attached to the Amendment dated February 15, 2012.

2. Remainder of Amended Agreement. Except as explicitly amended by this Amendment, the terms and provisions of the Amended Agreement are hereby ratified, declared and remain in full force and effect.

3.	Governing Law. The governing law of the Amended Agreement shall be the governing law of this Amendment.

4. Entire Agreement. This Amendment constitutes the final, complete, exclusive and fully integrated record of the agreement of the parties with respect to the subject matter herein and the amendment of the Amended Agreement with respect to such subject matter, and supersedes all prior and contemporaneous proposals, agreements, contracts, representations and understandings, whether written, oral or electronic, between the parties with respect to the same subject matter.

5. Facsimile Signatures; Counterparts. This Amendment may be executed in one more counterparts; such execution of counterparts may occur by manual signature, facsimile signature, manual signature transmitted by means of facsimile transmission or manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed copies of this Amendment or of executed signature pages to this Amendment by facsimile transmission or as an imaged document attached to an email transmission shall constitute effective execution and delivery hereof and may be used for all purposes in lieu of a manually executed copy of this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the day and year first written above.

Bridgeway Funds, Inc.		BNY Mellon Investment Servicing (US) Inc.

By:	/s/ Michael D. Mulcahy	By:	/s/ Michael Denofrio
Name:	Michael D. Mulcahy	Name:	Michael Denofrio
Title:	President	Title:	Managing Director

EXHIBIT C

Amendments to the Transfer Agency Services Agreement

Name	Date
Amendment to Transfer Agency Services Agreement	Dated as of 2/11/2010; effective as of 2/20/2010
Exhibit A to Transfer Agency Services Agreement	5/28/2010
Amendment to Transfer Agency Services Fee Letter	12/30/2010
Exhibit A to Transfer Agency Services Agreement	12/30/2010
Amendment to Transfer Agency Services Fee Letter	08/31/2011
Exhibit A to Transfer Agency Services Agreement	08/31/2011
Amendment to Transfer Agency Services Agreement	02/27/2012